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                                                                   Exhibit 10.27


                             MANUFACTURING AGREEMENT

This Manufacturing Agreement ("Agreement") is made and entered into as of November 1, 2000 (the "Effective Date") by and between Action Performance Companies, Inc., an Arizona corporation ("Action"), and Early Light Industrial Co. Ltd., a Hong Kong corporation ("Manufacturer").

                                    RECITALS

A. Action has designed, developed and owns the rights in and to certain die-cast products to be manufactured using certain molds, patterns and tools designed and owned by Action and supplied by Action to Manufacturer or developed by Manufacturer for Action at Action's sole cost and expense.

B. Action has appointed Manufacturer as their Exclusive Manufacturer of all motorsports wheeled die-cast replica vehicles excluding CART and IRL 1/18th, 1/43rd and 1/64th lines and Pedal Cars (the "Products").

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties agree as follows:

1. Term. This Agreement shall be in effect for an initial term of five (5) years commencing from the Effective Date hereof (the "Term"). Thereafter, this Agreement shall be automatically renewed and shall continue in effect upon the same terms and conditions for five (5) successive one-year renewal periods (the "Renewal Periods"); unless terminated by either party by giving ninety (90) days prior written notice before the end of the Term or any Renewal Period thereafter.

2.       Ordering Procedures.


(a) All orders for Products pursuant to this Agreement shall be subject to the terms and conditions set forth in this Agreement, notwithstanding the terms specified in any purchase order. Whenever Action desires to order any Products, Action shall give Manufacturer, at least forty (40) days prior to the desired shipping date of the Products, a signed written purchase order specifying the type, scale and quantity of each Product desired to be manufactured and the expected delivery date of Products being ordered, and, in the case of any Products to be shipped to any customer of Action, the name and shipping address of the customer and the name and telephone number of a contact person at each customer. Each order shall be deemed accepted upon delivery to Manufacturer unless Manufacturer delivers to Action signed written notice of nonacceptance within seven (7) days after receipt of an order. In addition, Manufacturer shall, within ten (10) days after receipt of each order, deliver a written acknowledgement of receipt. Each acknowledgement of receipt delivered to Action by Manufacturer shall specifically


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acknowledge the price and expected delivery date for each Product ordered, as specified in the purchase order being acknowledged.

(b) Manufacturer shall at all times (except Chinese New Year) during the Term, or any Renewal Period, of this Agreement maintain sufficient capacity to manufacture a minimum number of Products to be shipped to Action sufficient to complete orders placed by Action in the minimum amount of $4,000,000 United States dollars per month.

(c) Action shall regularly furnish Manufacturer relevant business information regarding the Products. Without limiting the generality of the foregoing, within thirty (30) days after the end of each calendar quarter, Action shall provide to Manufacturer quarterly sales projections and otherwise keep Manufacturer informed of expected orders.

3. Purchase Price. The per unit purchase price for each Product shall be as set forth in each purchase order as required by paragraph 2(a) hereof and in accordance with the price guidelines set forth in the attached Exhibit A which shall be valid for twelve (12) months from the Effective Date hereof. Thereafter, the annual purchase price for each Product shall be negotiated in good faith and mutually agreed upon in writing by the parties.

4. Shipping and Responsibility for Costs. All prices for the Products are and shall be F.O.B. Manufacturer's facility Hong Kong. The F.O.B. prices shall be determined as set forth in paragraph 3 hereof. All Products shall be packaged by Manufacturer for shipment by a carrier of Action's choice. All Products shall be packed by Manufacturer for protection against normal handling. Any costs of preservation, waterproofing or other special packaging and palletizing, and all charges incurred subsequent to the delivery of Products for shipment F.O.B. Manufacturer's facility Hong Kong, including, but not limited to, freight, insurance, customs, duties, demurrage charges and turnover, sales, excise and other federal, state or local taxes, shall be borne by Action. Action will contract directly with the carrier to pay all shipping costs. In the absence of a separate "ship to" designation on a purchase order, Manufacturer is authorized to ship to Action at Action's address set forth in this Agreement. Within twenty-four (24) hours after each shipment of Products, Manufacturer shall notify Action of the shipment.

5. Product Packaging. Manufacturer shall package each Product as set forth in the purchase order for such Product.

6. Payment of Manufacturer. Except as otherwise expressly agreed in writing by the parties hereto, payment for the Products shall be made in United States dollars in an amount adequate to cover the full purchase price as set forth in the purchase order for such Products and shall be due and payable by confirmed and irrevocable letter of credit on sight of invoice from Manufacturer. All other charges incurred by Manufacturer for the account of Action shall be due and payable via Telegraphic Transfer within fourteen (14) days upon receipt of Manufacturer's monthly fax statement.


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7. Molds.

(a) Manufacturer acknowledges receipt from Action of all molds and tools necessary to manufacture the Products (the "Molds"). Manufacturer shall use the Molds to manufacture the Products. Action represents and warrants to Manufacturer that it owns all right, title and interest in and to the Molds. Manufacturer agrees and acknowledges that the Molds shall at all times during and after the Term, or any Renewal Period, of this Agreement remain the property of Action. Manufacturer further agrees that upon the termination of this Agreement, or upon written notice of Action or other duly authorized representative of Action at any time prior to the termination of this Agreement, the Molds shall be returned to Action and Manufacturer shall permit Action or other duly authorized representatives of Action to enter upon Manufacturer's premises for the purpose of removing the Molds.

(b) Upon agreement of the parties hereto; Action shall have the right to provide additional Molds (the "Additional Molds") to be used by Manufacturer to manufacture additional or new Products under this Agreement. Such Additional Molds may be built either by Manufacturer or by a mutually agreed upon third party. Manufacturer agrees that all such Additional Molds, whether built by Manufacturer or another party agreed upon by the parties, shall at all times during and after the Term, or any Renewal Period, of this Agreement remain the property of Action, and shall be returned to Action pursuant to the terms of paragraph 7(a) above.

Mold payments shall be due in two installments, 50% upon approval of Manufacturer's quotation or upon Action's issuance of tooling P/O. Balance 50% to be effected upon tool release.

(c) At all times during the Term, or any Renewal Period, of this Agreement, and for such reasonable time after the termination of this Agreement until the Molds and Additional Molds are returned to Action, Manufacturer shall, at Manufacturer's sole cost and expense: (i) house the Molds and Additional Molds at one or more of its manufacturing facilities; (ii) provide such security and other measures as shall be reasonably necessary to protect the Molds and Additional Molds and keep them safe from damage (ordinary wear and tear excepted) or destruction that may be caused by theft, vandalism, weather, or other forces; and (iii) perform such preventative maintenance and repairs to the Molds and Additional Molds as shall be necessary to maintain the Molds and Additional Molds in a condition necessary to produce Products of a quality acceptable to Action and in a condition reasonably satisfactory to Action.

(d) The parties agree that patterns for molds ("Mold Patterns") will be developed at the facilities of Manufacturer or the facilities of a mutually agreed upon third party, with whom even though Action has a pre-existing relationship for the development of Mold Patterns, to be dealt with and supervised by Manufacturer. All Mold Patterns will remain the sole and exclusive property of Action.


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(e) This Agreement shall exclude molds currently in process at other facilities at the time of the signing of this Agreement ("Other Molds"). A list of said Other Molds shall be attached in Exhibit B of this Agreement.

8. Samples. Upon written request of Action, Manufacturer shall, at Action's sole cost and expense, within thirty (30) days produce and deliver to Action, for Action's approval, at least six (6) samples of the same scale of each rendering as specified in the purchase order for such Product ("Samples"). Action shall, within fifteen (15) days after receipt of each group of Samples, notify Manufacturer in writing of its acceptance or rejection of such Samples. Any acceptance of Samples must be in writing to be effective. Upon receipt of written acceptance of Samples, Manufacturer shall manufacture and ship to Action the quantity of Product ordered, and all such Products shall conform, in all respects, to the accepted Samples. Any rejection of such Samples by Action shall be in writing, which writing shall specify the reason or reasons for rejection due to manufacturing defects. In the event of rejection due to manufacturing or other defects under the control of Manufacturer, Manufacturer shall, at its sole cost and expense, correct the deficiencies and produce and deliver to Action for Action's approval at least six (6) new Samples. Action shall, within fifteen
(15) days after receipt of the new Samples notify Manufacturer in writing of its acceptance or rejection of such new Samples. If Action rejects any new Samples, Action may, in its sole discretion, (i) specify the reason or reasons for rejection and request Manufacturer to provide additional new Samples, or (ii) cancel the purchase order. Notwithstanding the foregoing, if the rejection of any Samples required by this paragraph is due to any reason or reasons beyond the control of Manufacturer, Manufacturer shall produce and deliver to Action an equivalent number of new Samples, at the same cost and expense, if any, to Action as was agreed to be paid by Action for such rejected Samples.

9. Warranty.

(a) Manufacturer warrants that the Products will (i) be manufactured in accordance with the manufacturing guidelines and specifications set forth in the purchase order for such Products; (ii) be manufactured using the Molds or Additional Molds and will be assembled using the same or better quality materials as specified in the purchase order for such Products and as per the Samples submitted to and approved by Action; (iii) when delivered, conform to the description of and specifications for the Products set forth in the purchase order for such Products and as per the samples submitted and approved by Action; and (iv) be free of defects in materials and workmanship.

(b) Manufacturer shall, at its option, repair, replace (F.O.B. Manufacturer's facility Hong Kong), or issue a credit or refund to Action for, any nonconforming Products, provided that Action furnishes to Manufacturer notice of the nonconformity of any Products within one hundred twenty (120) days from date of ex-factory date. Manufacturer shall, within ten (10) working days after receipt of notice of nonconformity or upon receipt of sufficient samples representing the claimed defects, advise Action of Manufacturer's intent to repair, replace (F.O.B. Manufacturer's facility Hong Kong), or issue a credit or refund to Action for the nonconforming Products. If so requested by


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Manufacturer, Action shall deliver the Products claimed to be nonconforming to
Manufacturer within reasonable time as given by Manufacturer. A new warranty period shall be established pursuant to this paragraph for any repaired or replaced Products.

(c) NEITHER PARTY TO THIS AGREEMENT SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT OR EXEMPLARY LOSSES OR DAMAGES PERTAINING IN ANY WAY TO, OR ARISING OUT OF, THEIR RESPECTIVE OBLIGATIONS SET FORTH IN THIS AGREEMENT.

10. Representations and Warranties of Manufacturer. Manufacturer represents, warrants and agrees that it is a corporation, duly organized and validly existing under the laws of Hong Kong with full right, power and authority to carry on its business as it is now being conducted and as intended to be conducted in accordance with this Agreement. The execution and delivery of this Agreement, the timely consummation of the transactions contemplated hereby and the full and timely fulfillment of the terms hereof have been duly and validly authorized by all necessary action on the part of Manufacturer, and this Agreement constitutes the legal, valid and binding obligation of Manufacturer, enforceable against Manufacturer in accordance with its terms.

11. Representations and Warranties of Action. Action represents, warrants and agrees that it is a corporation, duly organized and validly existing under the laws of the State of Arizona with full right, power and authority to carry on its business as it is now being conducted and as intended to be conducted in accordance with this Agreement. The execution and delivery of this Agreement, the timely consummation of the transactions contemplated hereby and the full and timely fulfillment of the terms hereof have been duly and validly authorized by all necessary action on the part of Action, and this Agreement constitutes the legal, valid and binding obligation of Action, enforceable against Action in accordance with its terms.

12.      Proprietary Rights: Non Competition

(a) Manufacturer shall not, without the prior written consent of Action, use any of the Products, Molds or Additional Molds, or any information with respect thereto or with respect to Action, for its own benefit or for the benefit of others (except for the benefit of Action) in any way or for any reason other than as expressly contemplated herein. Manufacturer acknowledges that the Products, the Molds and Additional Molds, all copies or reproductions thereof, and all information with respect thereto or with respect to Action, are the exclusive property of Action.

(b) Except as otherwise expressly provided herein, Manufacturer shall not, without the prior written consent of Action, use or display any of Action's trademarks, logos, trade names, corporate names or other proprietary rights, (including, without limitation, the names "Action Performance Companies, Inc.," "Racing Collectables by Action," "Racing Collectables Club of America," "RCCA," "Action Racing Collectibles," "ARC," "goracing," "AP," or "Action Promotions") and any logo or logos associated therewith.


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The use of any of Action's trademarks, symbols, trade names or other proprietary rights by Manufacturer shall inure to Action's benefit and shall not give Manufacturer any proprietary rights therein. Manufacturer shall not register any of Action's trademarks, symbols, trade names or other intellectual property rights or use them in any way or form other than as authorized by Action or as expressly contemplated herein.

(c) Except for any name(s) and logo(s) placed on the Products or Product packaging by Manufacturer as specified in the applicable purchase order(s) for such Products, Manufacturer shall refrain from using any trademarks, logos, trade names, or corporate names in any manner in connection with the Products without the prior written consent of Action. Manufacturer shall refrain from taking any actions that may be detrimental to Action's proprietary interest in any of its trademarks, logos, trade names or corporate names, and shall also refrain from taking any action that may be detrimental to any proprietary interest that Action may possess, through licensing agreements, contracts, or otherwise, in any trademark, logo, trade name, corporate name, or identity or likeness of any person other than Action.

(d) Upon any termination or expiration of this Agreement, for any reason whatsoever, Manufacturer shall discontinue all use of Action's trademarks, logos, trade names, corporate names or other proprietary rights of Action and Manufacturer shall discontinue use of any trademark, logo, trade name, corporate name, or identity or likeness of any person other than Action in which Action may have any interest or license or permission to use, and Manufacturer shall take any and all action that may reasonably be requested or required by Action to dispose of or deliver to Action materials in Manufacturer's possession or control, including without limitation, all Molds and Additional Molds, all copies and reproductions thereof, and all documents and items having any trademarks, logos, trade names or corporate names of Action or in which Action may have any interest or license or permission to use.

(e) Neither Manufacturer nor any person or entity controlled directly by Manufacturer shall, for the Term, or any Renewal Period, of this Agreement directly, for itself or on behalf of any other person, firm, partnership or corporation that sells or proposes to sell, design, manufacture, market or distribute anywhere in the continental United States or Europe die-cast products the same or similar to Products produced by Manufacturer for Action pursuant to this Agreement.

(f) Manufacturer shall refrain from disclosing to any third parties, or using for any purposes, any customer lists, operating, marketing or sales management information or other confidential or proprietary information, including, without limitation, information as to Action's customers or the relationship established hereunder, and Manufacturer shall cause its employees and agents to refrain from disclosing to any third parties, or using for any purpose, any such confidential or proprietary information. Manufacturer shall limit its use for such confidential or proprietary information received hereunder to the purposes of this Agreement.


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(g) Manufacturer specifically acknowledges that Action currently sells Products throughout the continental United States and Europe and the restrictions set forth in this paragraph 12 are each necessary and reasonable and were negotiated with Manufacturer. Manufacturer hereby acknowledges and agrees that the restrictions set forth in this section are reasonable and necessary and that any violation hereof would result in substantial and irreparable injury to Action, and Action may not have an adequate remedy at law with respect to any such violation. Accordingly, Manufacturer agrees that, in the event of any actual or threatened violation hereof, Action shall have the right and privilege to obtain, in addition to any other remedies that may be available, equitable relief, including temporary and permanent injunction relief, to cease of prevent any actual or threatened violation of any provision of this paragraph 12. If any provision of this paragraph 12 is deemed unenforceable for any reason whatsoever, that provision will be appropriately limited and reformed to the maximum extent provided by applicable law. If the scope of any restriction contained in this paragraph 12 is too broad to permit enforcement to its full extent, then such restriction shall be enforced to the maximum extent permitted by law so as to be judged reasonable and enforceable, and the parties agree that such scope may be modified by an arbitrator or judge in any proceeding to enforce this Agreement. This includes, without limitation, altering or enforcing only portions of the limits on activity restrictions, the geographic scope, and the duration of the convenants, unless to do so would be contrary to law or public policy.

13. Advertising and Promotion. Action shall have the exclusive right to advertise and to promote the Products. Without the prior written consent of Action, Manufacturer shall not advertise, promote or sell the Products to any entity other than Action. Manufacturer shall forward to Action all correspondence, orders, inquiries and leads received by Manufacturer with respect to the sales, distribution and marketing of the Products.

14. Termination.

(a) If either party fails to perform any of its material obligations under this Agreement, and the default is not cured within fifteen (15) days after the giving of written notice thereof to the defaulting party, the nondefaulting party may terminate this Agreement at the end of the fifteen (15) day period.

(b) If Manufacturer is dissolved or liquidated, becomes or is adjudicated insolvent or bankrupt, or if a receiver or trustee is appointed for Manufacturer or its property, or if a petition for reorganization or arrangement under any bankruptcy or insolvency law regarding Manufacturer is approved, or if any assignment is made for the benefit of Manufacturer's creditors, or if Manufacturer files a voluntary petition in bankruptcy or a petition or answer seeking to take advantage of any insolvency or bankruptcy law or otherwise admits insolvency or bankruptcy or consents to the appointment of a receiver or trustee, then, in addition to such other remedies as may be available in law or equity, Action shall have the right to terminate this Agreement immediately.


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(c) Notwithstanding any termination of this Agreement, Manufacturer shall be required to deliver those Products ordered by Action from Manufacturer prior to the effective date of termination; and it shall be a precondition to effect a termination of this Agreement by Manufacturer that Manufacturer first ships all such Products to Action.

15. Independent Contractor. Action and Manufacturer acknowledge and agree that Manufacturer is an independent contractor and that under this Agreement neither Action nor Manufacturer shall be considered for any purpose to be the agent, partner, franchiser, franchisee or joint venturer of the other. Nor shall Manufacturer or Action have any obligation or responsibility to act on behalf of or in the name of the other, or have the power or authority to bind the other in any manner whatsoever. Any representation to the contrary by Action or by Manufacturer, or the employees or agents of either, shall be sufficient grounds for the termination of this Agreement by the other party hereto.

16. Further Assurances. Each of the parties hereto shall execute and deliver all such other instruments and take all such actions as either party may reasonably request from time to time in order to effectuate the purposes of this Agreement and the transactions provided for herein.

17. Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly give, made and received when delivered against receipt, or twenty-four
(24) hours after being sent by telecopy, or five (5) days after being sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the recipient's address as set forth below:


                             (1) Early Light Industrial Co., Ltd.
                                 Block E-L, 23/F., Superluck Industrial Centre (Phase 2), 57 Sha Tsui Road, Tsuen Wan
                                 Hong Kong

                             (2) Action:

                                 Action Performance Companies, Inc.
                                 4707 E. Baseline Road
                                 Phoenix, Arizona 85040-6430
                                 Attn: Fred W. Wagenhals



                                 With a copy to:

                                       Greenberg Traurig, LLP
                                       One East Camelback Road
                                       Suite 1100
                                       Phoenix, Arizona 85012
                                       Attn: Robert S. Kant, Esq.


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Either party may alter the address to which communications are to be sent by giving notice of the change of address in conformity with the provisions of this paragraph for the giving of notice.

18. Binding Nature of Agreement: Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Manufacturer may not assign or transfer its rights or obligations under this Agreement without prior written consent of Action, and any such assignment or transfer without such approval shall constitute a breach hereof and shall be null and void and of no force or effect, and shall not convey any rights to or interest in this Agreement.

19. Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes and is in lieu of all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

20. Arbitration.

(a) If the parties hereto are unable to resolve any disputes, differences or questions arising out of or relating to this Agreement (including, without limitation, those as to the validity, interpretation, breach, violation or termination thereof) at the written request of either party, such disputes, etc. shall be finally determined and settled pursuant to arbitration in Hong Kong by three arbitrators, one to be appointed by Action, one by Manufacturer, and a neutral arbitrator to be appointed by the two party-appointed arbitrators. The neutral arbitrator shall be an attorney and shall act as chairman. Should (i) either party fail to appoint an arbitrator within ten (10) days after the party not requesting arbitration has received such written request, or (ii) the two arbitrators appointed by or on behalf of the parties as contemplated in this paragraph fail to appoint a neutral arbitrator within ten (10) days after the date of the appointment of the last arbitrator appointed by the parties, then any person sitting as a judge in any court of competent jurisdiction, upon application of either party hereto, shall appoint an arbitrator to fill such position with the same force and effect as though such arbitrator had been appointed as provided for above.

(b) The arbitrators shall apply the rules governing contracts for the sale of goods as set forth in the United Nations Convention on the Recognition and Enforcement of Arbitral Awards (the "U.N. Convention"). To the extent the U.N. Convention does not cover a particular dispute or point, the arbitrators shall apply general principles of international law relating to international trade, as implemented by the International Chamber of Commerce of Paris, or customary rules of equity and commerce.


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(c) The arbitration proceeding shall be conducted in the English language in
Hong Kong. If either party requests, the arbitration proceedings shall be simultaneously translated into Chinese. The proceeding shall be conducted in accordance with the Rules of the United Nations Commission on International Trade Laws, in effect at the time of the arbitration proceeding. A determination, award or other action shall be considered the valid action of the arbitrators if supported by the affirmative vote of two or three of the three arbitrators. The costs of arbitration (exclusive of the expenses of a party in obtaining and presenting evidence and attending the arbitration, and of the fees and expenses of legal counsel to such party, all of which shall be borne by such party) shall be shared equally by the parties hereto. The arbitration award shall be final and conclusive and shall receive recognition by, and judgment upon such award may be entered and enforced in, any court of competent jurisdiction.

21. Indulgences Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

22. Provisions Severable. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

23. Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays in the State of Arizona; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday, then the final day shall be deemed to be the next day that is not a Saturday, Sunday or holiday.

24. Attorney's Fees. If any action is brought to enforce the provisions of this Agreement, the prevailing party in the action shall be entitled, in addition to any other relief, to recover reasonable attorney's fees and other costs and expenses incurred in the action in an amount to be fixed and determined by the court.

25. Construction. The parties hereto acknowledge and agree that each party has participated in the drafting of this Agreement and that this document has been reviewed by the respective legal counsel for the parties hereto and that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be applied to the interpretation of this Agreement. No inference in favor of, or against, any party shall be drawn from the fact that the one party has drafted any portion hereof.


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26. Amendment. This Agreement may only be amended or modified by written agreement signed by all of the parties hereto.

27. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected thereon as the signatories.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their proper and duly authorized officers as of the date first above written.


                                     EARLY LIGHT INDUSTRIAL CO., LTD.


                                     By: _______________________________________

                                     Its: ______________________________________

                                     Date: _____________________________________



                                     ACTION PERFORMANCE COMPANIES, INC.


                                     By: _______________________________________

                                     Its: ______________________________________

                                     Date: _____________________________________


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                                    EXHIBIT A


PRICING


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                                    EXHIBIT B


OTHER MOLDS:


-         1976 Ford Torino 1/24th scale
-         1965 Chevelle 1/24th scale
-         Harley Davidson Duece 1/24th scale Bike


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